Exhibit 8.1

List of Subsidiaries

ECtel BV, a Dutch company

ECtel GmbH, a German company

ECtel Inc., a Florida corporation

ECtel (2000) U.K. Ltd., a U.K. company

Telrad Hawk Net-Eye Ltd (in voluntary liquidation), an Israeli company

ECtel Telesoft Ltd., an Israeli company

ECtel Telesoft Export (98) Ltd., an Israeli company